                                                                      EXHIBIT 10


                            INTEGRA BANK CORPORATION
                  EXECUTIVE ANNUAL AND LONG-TERM INCENTIVE PLAN


         SECTION 1. PURPOSE OF PLAN

         The purpose of the Plan is to promote the success of the Company by providing participating executive officers of the Company with opportunities for incentive cash awards. The awards provide for cash payments based upon the attainment of specified annual performance goals. A portion of the award will be deferred until and unless specified long-term performance goals are met.

         SECTION 2. DEFINITIONS AND TERMS

         2.1 Accounting Terms. Except as otherwise expressly provided or the context otherwise requires, financial and accounting terms are used as defined for purposes of, and shall be determined in accordance with, generally accepted accounting principles, as from time to time in effect, as applied and reflected in the consolidated financial statements of the Company, prepared in the ordinary course of business.

         2.2 Specific Terms. The following words and phrases as used herein shall have the following meanings unless a different meaning is plainly required by the context:

                  "Affiliate" means any entity controlled by or under common control with the Company.

                  "Annual Award" has the meaning set forth in Section 4.1.

                  "Annual Objectives" has the meaning set forth in Section 4.2.

                  "Award" means an Annual Award, a Deferral Benefit or any other amount payable pursuant to this Plan.

                  "Base Salary" means the aggregate actual base salary of a Participant from the Company and all Affiliates of the Company for the Plan Year, exclusive of any actual or imputed income from any Company-provided benefits or perquisites, but prior to any reductions for salary deferred pursuant to any deferred compensation plan or for contributions to a plan qualifying under Section 401(k) of the Code or contributions to a cafeteria plan under Section 125 of the Code.

                  "Cause" means, in connection with a Participant's Termination of Employment, theft or embezzlement from the Company or any Affiliate, violation of a material term or condition of employment, disclosure of confidential information of the Company or any Affiliate, conviction of the Participant of a crime of moral turpitude, stealing of trade secrets or intellectual property owned by the Company or any Affiliate, any act by the Participant in competition with the Company or any Affiliate, any other act, activity or conduct of a Participant which in the opinion of the Board is adverse to the best interests of the Company or any Affiliate or any determination of cause resulting in a Termination of Employment pursuant to any employment agreement between the Participant and the Company or any Affiliate.

                  "Change in Control" means each of the events set forth in any one of the following paragraphs:

                  (a) any "person" (as such term is used in Section 13(d) and 14(d) of the Exchange Act as in effect as of the date of this Plan) other than (i) the Company, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of shares of the Company (any such person is hereinafter referred to as a "Person"), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 20% of the combined voting power of the Company's then outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Company);

                  (b) there is consummated a merger or consolidation of the Company with or into any other corporation, other than a merger or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding securities which represent, in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, immediately after such merger or consolidation, more than 60% of the combined voting power of the voting securities of either the Company or the other entity which survives such merger or consolidation or the parent of the entity which survives such merger or consolidation;

                  (c) the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets; or

                  (d) during any period of two consecutive years (not including any period prior to the date of this Plan), individuals who at the beginning of such period constitute the Board of Directors and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in
         (a), (b), or (c) above) whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof.

For purposes of this Plan, where a change in control of the Company results from a series of related transactions, the change in control of the Company shall be deemed to have occurred on the date of the consummation of the first such transaction. For purposes of paragraph (a) above, the shareholders of another corporation (other than the Company or a corporation described in clause (iv) of paragraph (a)) shall be deemed to constitute a Person. Further, a sale, transfer, or other disposition of an Affiliate of the Company other than Integra Bank NA or its successor, shall not constitute a change in control of the Company giving rise to payments or benefits under this Plan.


                  "Chief Executive Officer" means the person holding the office of Chief Executive Officer of the Company.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Committee" means the Compensation Committee of the Board of Directors of the Company.

                  "Company" means Integra Bank Corporation and any successor.

                  "Credit Quality" means the weighted average of the following three ratios: Non-Performing Assets/Total Assets (weighted 25%); Net Charge-Offs/Total Loans (weighted 50%); and Allowance for Loan Losses/Non-Performing Loans (weighted 25%).

                  "Deferral" has the meaning set forth in Section 4.3.

                  "Deferral Account" has the meaning set forth in Section 5.1.

                  "Deferral Benefit" has the meaning set forth in Section 6.3.

                  "Disability" means total and permanent disability as determined by the Committee in accordance with to Section 22(e)(3) of the Code.

                  "EPS Growth" means the percentage increase, if any, in diluted earnings per share as publicly reported by the Company or the Peer Group for the Plan Year as compared to diluted earnings for share as reported by the Company or the Peer Group for the prior year.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                   "Key Executive" means any of the executive officers of the Company, other than the Chief Executive Officer, holding the positions listed on Exhibit 1 hereto.


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

                  "Long-Term Triggers" has the meaning set forth in Section 6.1.

                  "Participant" means any of the Key Executives and the Chief Executive Officer.

                  "Peer Group" means the group of twenty publicly traded regional bank holding companies with headquarters in the Midwest approved by the Committee in February 2003 with such additions or deletions as the Committee may, from time to time, approve in its sole discretion.

                  "Plan" means this Executive Annual and Long-Term Incentive Plan of the Company, as amended from time to time.

                  "Plan Year" means a calendar year during the effective period of this Plan. The initial Plan Year is the year ended December 31, 2003.

                  "Retirement" means a Termination of Employment by reason of the Participant's retirement on or after the Participant's 55th birthday.

                  "Termination of Employment" means the Participant ceasing to be employed by the Company for any reason whatsoever, voluntary or involuntary, other than by reason of an approved leave of absence.

                  "Well-Managed" means a determination by the Committee that the Corporation and Integra Bank NA are well-managed based on such factors as the Committee deems relevant in its sole discretion.

         SECTION 3. ADMINISTRATION OF THE PLAN

         3.1 Power and Authority. The Plan shall be administered by the Committee. Except as limited in the Plan, the Committee shall have all of the express and implied powers and duties set forth in the Plan and shall have full authority and discretion to interpret the Plan and to make all other determinations deemed necessary or advisable for the Plan's administration, and shall otherwise be responsible for the administration of the Plan in accordance with its terms. The Committee shall have the authority to construe and interpret the Plan (except as otherwise provided herein) and any agreement or other document relating to any Award under the Plan, may adopt rules and regulations governing the administration of the Plan, and shall exercise all other duties and powers conferred on it by the Plan, or which are incidental or ancillary thereto.

         3.2 Appointment of Experts. The Committee may appoint such accountants, attorneys, and other experts as it deems necessary or desirable in connection with the administration of the Plan.

         3.3 Delegation. The Committee may delegate to management personnel the authority to execute and deliver such instruments and documents, to do all such acts and things, and to take all such other steps deemed necessary, advisable or convenient for the effective administration of the Plan in accordance with its terms and purposes.


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

         3.4 Books and Records. The Committee and others to whom the Committee has delegated its duties shall keep a record of all their proceedings and actions and shall maintain all such books of account, records and other data as shall be necessary for the proper administration of the Plan.

         3.5 Payment of Expenses. The Company shall pay all reasonable expenses of administering the Plan, including, but not limited to, the payment of professional and expert fees.


         SECTION 4. ANNUAL AWARDS.

         4.1 Annual Award. The table below sets forth the percentage of Base Salary that can be earned each year as an Annual Award for each of the two tiers assuming the Annual Objectives applicable to each tier are accomplished as described in this Section 4:

                                       PERCENTAGE OF BASE SALARY
       INCENTIVE              ----------------------------------------
         TIER                 MINIMUM           TARGET         MAXIMUM
       ---------              -------           ------         -------
Chief Executive Officer         0%                60%             100%

     Key Executive              0%                45%               80%


         4.2 Annual Objectives. The annual award for each tier will be based upon EPS Growth, Credit Quality, and strategic drivers. Strategic drivers are key performance measures based on the strategic plan and approved annually by the Committee. The CEO and each Key Executive will each have three to five strategic drivers as award criteria. The performance measures (the "Annual Objectives") will be weighted as follows:


INCENTIVE TIER                                   AWARD CRITERIA WEIGHTING
--------------                 ------------------------------------------------------------------
                               EPS GROWTH              CREDIT QUALITY           STRATEGIC DRIVERS
                               ----------              --------------           -----------------
Chief Executive Officer               33%                         33%                        34%

Key Executive                         33%                         33%                        34%

The Committee will approve goals at minimum, target, and maximum award levels for each award criterion. The specific Annual Objectives for each Plan Year will be determined for each Participant by the Committee annually, within sixty days of the beginning of the Plan Year (or in the case of the initial Plan Year, at the time this plan is approved by the Committee). Notwithstanding any other provision of this Plan, no Annual Award will be earned or paid for a Plan Year unless the Annual Objectives are attained and the Company is Well-Managed for that Plan Year.

         4.3 Certification. No Participant shall receive any Annual Award under the Plan unless the Committee has certified, by resolution or other appropriate action in writing that (1) the amount thereof has been accurately determined in accordance with the terms, conditions and limits of the Plan and that the applicable Annual Objectives were satisfied and (2) the Company is Well-Managed.

         4.4 Payment and Deferral. Within thirty (30) days following the Committee's certification pursuant to Section 4.3, the Company shall declare and pay 60% of the Annual Award in the form of a cash bonus to the Participant for the preceding Plan Year. The Company shall defer 40% (the "Deferral") of the amount of the Annual Award to the Deferral Account as described in Section 5.

         4.5 Certain Terminations of Employment. In the event of Termination of Employment of a Participant due to death, Disability, or Retirement, the Participant shall receive a prorated portion of the Annual Award (minus the Deferral), based upon the length of the Participant's employment during the Plan Year. The Committee will determine the amount of the prorated award by multiplying the amount of the Annual Award (minus the Deferral) that would have been earned, determined at the end of the Plan Year, by a fraction, the numerator of which will be the number of whole months such Participant was employed during the Plan Year and the denominator of which will be twelve. This Section shall apply only if the Annual Objectives are met for the Plan Year. A Participant will receive no Annual Award if the Annual Objectives for his or her tier are not met. Payment of Deferral amounts, if any, will be made in accordance with Section 6.4.

         4.6 Change in Control. Annual Awards shall become immediately payable upon a Change in Control. If the Change in Control occurs during a Plan Year, the Committee shall meet to determine if the Annual Objectives are partially satisfied or are likely to be fully satisfied based upon the Company's performance to that date. If the Committee determines that the Annual Objectives are partially satisfied or are likely to be fully satisfied, the Committee shall certify this determination in writing, and a prorated portion of the Annual Award (minus the Deferral) shall become immediately payable. The prorated portion of the Annual Award shall be determined pursuant to the fraction described in Section 4.5, except that the numerator shall include the whole number of months that have elapsed during a Plan Year and prior to the Change in Control. Notwithstanding any other provision of the Plan, the Committee shall not have discretion to reduce the amount of Annual Awards if a Change in Control occurs during a Plan Year or before the achievement of the Annual Objectives has been certified in accordance with Section 4.3. Payment of Deferral amounts, if any, will be made in accordance with Section 6.5.

         4.7 Other Terminations of Employment. Upon Termination of Employment during Plan Year for reasons other than Retirement, death, or Disability or after payment of an Annual Award pursuant to Section 4.6, the Participant will receive no Annual Award with respect to such Plan Year, and shall be entitled to no further payment or benefits under this Plan.

         SECTION 5. DEFERRAL ACCOUNT

         5.1 Establishing and Crediting. The Company shall establish an account for each Participant (the "Deferral Account"), and shall credit to the Deferral Account(s) the Deferral determined under Section 4.4. No interest shall be accrued on the balances.

         5.2 Statement of Accounts. The Company shall provide to the Participant, within one hundred twenty (120) days after the end of each Plan Year this Plan is in effect, a statement setting forth the Deferral Account balance(s).

         SECTION 6. PAYMENT OF DEFERRAL BENEFITS

         6.1 Long-Term Triggers. The payment of the amount in the Deferral Account plus any additional amount provided for in this Plan (collectively, the "Deferral Benefit") will be conditioned upon the Company being Well-Managed for the 2006 Plan Year and the Company's Credit Quality for the 2006 Plan Year being at or above the 40th percentile of the Credit Quality of the Peer Group (the "Long-Term Triggers").

         6.2 Certification. No Participant shall receive any payment under the Plan unless the Committee has certified, by resolution or other appropriate action in writing that the amount thereof has been accurately determined in accordance with the terms, conditions and limits of the Plan and that the Long-Term Triggers were in fact satisfied.

         6.3 Amount of Deferral Benefit. If the Long-Term Triggers have been met, the amount of the Deferral Benefit will be calculated by reference to the Company's EPS Growth relative to the EPS Growth of the Peer Group. The payout will be determined in the following order:


                             Payout
                            Percentage         Conditions to Payout
                            ----------         --------------------
    I                         200%             If 2005 Plan Year at or above 50th
                                               percentile and 2006 Plan Year at or above
                                               the 65th percentile

    II                        115%             Otherwise, if 2005 Plan Year at or above
                                               40th percentile and 2006 Plan Year at or
                                               above the 50th percentile

    III                         0%             Otherwise, no payment will be made.


The Company shall pay the Deferral Benefit to the Participant in a lump sum within thirty (30) days following the Committee's certification pursuant to
Section 6.2.

         6.4 Certain Terminations of Employment. If the Participant experiences a Termination of Employment due to death, Disability or Retirement, the Company shall pay to the Participant, or the beneficiary in the case of death, in lieu of any other Deferral Benefit under this Plan, the amount determined by application of the following formula:

                  (Current Deferral Account balance X 115%) + pro-rated portion of Annual Award as calculated pursuant to Section 4.5.

The Company shall pay the benefit to the Participant in a lump sum within 60 days after the Participant's Termination of Employment.

         6.5 Change in Control. Upon a Change in Control, the Company shall pay to the Participant, in lieu of any other Deferral Benefit under this Plan, the amount determined by application of the following formula:

                  (Current Deferral Account balance X 115%) + pro-rated portion of Annual Award as calculated pursuant to Section 4.5.

The Company shall pay the benefit to the Participant in a lump sum within 60 days after the Change in Control.

         6.6 Other Terminations of Employment. Upon Termination of Employment prior to December 31, 2006, for reasons other than Retirement, death, or Disability, or after payment of the Deferral Benefit pursuant to Section 6.5 on a Change in Control, the Participant shall be entitled to no Deferral Benefit or any other payment under this Plan.

         SECTION 7. BENEFICIARIES

         7.1 Beneficiary Designations. The Participant shall designate a beneficiary by filing a written designation in the form attached hereto as
Exhibit 2 with the Committee. The Participant may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Participant and accepted by the Committee during the Participant's lifetime. The Participant's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Participant, or if the Participant names a spouse as beneficiary and the marriage is subsequently dissolved. If the Participant dies without a valid beneficiary designation, all payments shall be made to the Participant's estate.

         7.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Committee may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

         SECTION 8. GENERAL LIMITATIONS

         8.1 Termination for Cause. Notwithstanding any provision of this Plan to the contrary, the Company shall not pay any Award, or any other amount or benefit under any provision of this Plan, if the Company terminates the Participant's employment for Cause.

         SECTION 9. CLAIMS AND REVIEW PROCEDURES

         9.1 Claims Procedure. The Committee shall notify any person or entity that makes a claim against the Plan (the "Claimant") in writing, within ninety
(90) days of Claimant's written application for benefits, of his or her eligibility or noneligibility for benefits under the Plan. If the Committee determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Plan on which the denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect his or her claim and a description of why it is needed, and (4) an explanation of the Plan's claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Committee determines that there are special circumstances requiring additional time to make a decision, the Committee shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety (90) days.

         9.2 Review Procedure. If the Claimant is determined by the Committee not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have the claim reviewed by the Company by filing a petition for review with the Company within sixty (60) days after receipt of the notice issued by the Committee. Said petition shall state the specific reasons which the Claimant believes entitle him or her to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Company of the petition, the Company shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Company verbally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Company shall notify the Claimant of its decision in writing within the sixty-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Claimant and the specific provisions of the Plan on which the decision is based. If, for any reason, the sixty-day period is not sufficient, the decision may be deferred for up to another sixty
(60) days at the election of the Company, but notice of this deferral shall be given to the Claimant promptly.

         SECTION 10. GENERAL PROVISIONS

         10.1 No Right to Bonus or Continued Employment. Neither the establishment of the Plan nor the provision for or payment of any amounts hereunder nor any action of the Company (including any predecessor or subsidiary), the Board of Directors of the Company or the Committee in respect of the Plan, shall be held or construed to confer upon any person any legal right to receive, or any interest in, any benefit under the Plan, or any legal right to be continued in the employ of the Company unless otherwise provided by the Committee by contract or agreement. The Company expressly reserves any and all rights to discharge a Participant in its sole discretion, without liability of any person, entity or governing body under the Plan or otherwise.

         10.2 No Funding of Plan. The Company shall not be required to fund or otherwise segregate any cash or any other assets which may at any time be paid to Participants under the Plan. The Plan shall constitute an "unfunded" plan of the Company. The Company shall not, by any provisions of the Plan, be deemed to be a trustee of any property, and any obligations of the Company to any Participant under the Plan shall be those of a debtor and any rights of any Participant or former Participant shall be limited to those of a general unsecured creditor.

         10.3 No Fiduciary Relationship or Responsibility. The Plan is not subject to the Employee Retirement Security Act of 1974, as amended ("ERISA"). Under ERISA and related federal laws, the Company is not a fiduciary with respect to the Plan, and has no fiduciary obligation with respect to any Participant, beneficiary, or other person claiming a right hereunder. Further, nothing herein contained, and no action or inaction arising pursuant hereto, shall give rise under state or federal law to a trust of any kind or create any fiduciary relationship of any kind or degree for the benefit of Participants, any beneficiary, or any other person.

         10.4 Non-Transferability of Benefits and Interests. Except as expressly provided by the Committee, no benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any such attempted action shall be void, and no such benefit shall be in any manner liable for or subject to debts, contracts, liabilities, engagements or torts of any Participant or former Participant. This
Section 10.4 shall not apply to an assignment of a payment due after the death of a Participant to the deceased Participant's legal representative or beneficiary.

         10.5 Law to Govern. All questions pertaining to the construction, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the internal laws of the State of Indiana.

         10.6 Section Headings. Section headings used herein are for convenience and reference only, and in the event of any conflict, the text of the Plan, rather than the section headings, will control.

         10.7 Severability. Whenever possible, each provision of this Plan shall be interpreted in such manner as to be effective and valid under applicable law; provided, however, that if any provision of this Plan shall be held to be prohibited or invalid under such applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Plan.

         10.8 Non-Exclusivity. The Plan does not limit the authority of the Company, the Board of Directors of the Company or the Committee to grant awards or authorize any other compensation under any other plan or authority, including, without limitation, awards or other compensation based on the same performance criteria used under the Plan. In addition, executive officers not selected to participate in the Plan may participate in other plans of the Company.

         10.9 Effective Date. The Plan shall become effective upon its adoption by the Committee.

         SECTION 11. AMENDMENTS, SUSPENSION OR TERMINATION OF PLAN

         The Committee may, from time to time amend, suspend or terminate, in whole or in part, the Plan, and if suspended or terminated, may reinstate, any or all of the provisions of the Plan;

provided no amendment, suspension or termination of the Plan shall in any manner affect any Award theretofore granted pursuant to the Plan without the consent of the Participant to whom the Award was granted.


                                     APPROVED BY THE COMPENSATION COMMITTEE
                                     OF THE BOARD OF DIRECTORS
                                     AS OF JUNE 18, 2003.

                                    EXHIBIT 1

                                 KEY EXECUTIVES



Archie M. Brown
Charles A. Caswell
D. Michael Kramer
Martin M. Zorn

                                    EXHIBIT 2

                             BENEFICIARY DESIGNATION
                            INTEGRA BANK CORPORATION
                  EXECUTIVE ANNUAL AND LONG-TERM INCENTIVE PLAN


                                [NAME OF OFFICER]

I designate the following as beneficiary of any death benefits under this Plan:

Primary:
          ----------------------------------------------------------------------

-------------------------------------------------------------------------------

Contingent:
            --------------------------------------------------------------------

-------------------------------------------------------------------------------

NOTE: TO NAME A TRUST AS BENEFICIARY, PLEASE PROVIDE THE NAME OF THE TRUSTEE(s)
      AND THE EXACT NAME AND DATE OF THE TRUST AGREEMENT.

I understand that I may change these beneficiary designations by filing a new written designation with the Company. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Signature
          ---------------------------------

Date
     --------------------------------------

Accepted by the Company this ______ day of _________________, 200_.


By
    ---------------------------------------
Title
      -------------------------------------